Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-189385

THIRD QUARTER 2014 INVESTOR PRESENTATION RETAIL SECURITIZATION

FREE WRITING PROSPECTUS Registration Statement No. 333-189385 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-866-669-7629.

OVERVIEW Ford Credit has been originating retail installment contracts for over 50 years and has been securitizing its retail contracts since 1988 Ford Credit has had an active publicly registered securitization program for retail installment sale contracts since 1989 and has issued asset-backed securities in more than 65 transactions under this program Ford Credit offers retail asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Collateral composition has trended in line with the industry and Ford Credit’s strategic focus -- we securitize what we originate Structural elements have remained consistent over time -- same structure in place for over 15 years RETAIL SECURITIZATION

BUSINESS UPDATE Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles The increase in origination volumes starting in 2010 reflects an increase in Ford’s sales and Ford Credit’s financing share Recent increases in financing share have been driven primarily by the availability of Ford-sponsored marketing programs that favor Ford Credit Number of Receivables Originated (000) U.S. Financing Share * Retail Installment and Lease * Data included Ford, Lincoln and Mercury brands only Source: Ford Credit 10-K and 10Q Source: FCAOT 2014-B Prospectus Supplement RETAIL SECURITIZATION 29% 32% 36% 38% 40% 40% 44% 2009 2010 2011 2012 2013 Mar-13 YTD Mar-14 YTD 519 575 658 714 765 185 183 2009 2010 2011 2012 2013 Mar-13 YTD Mar-14 YTD

PORTFOLIO CREDIT METRICS Weighted Average FICO® at Origination Net Losses as a % of the Average Portfolio Outstanding Repossessions as a % of the Average Number of Contracts Outstanding Average Net Loss on Charged-Off Contracts Source: FCAOT 2014-B Prospectus Supplement RETAIL SECURITIZATION

SECURITIZATION POOL CHARACTERISTICS Source: Prospectus Supplements for referenced FCAOT transactions * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Weighted Average FICO® % of Contracts > 60 Month Original Term New / Used Car / Light Truck / Utility RETAIL SECURITIZATION Memo: FICO® less than 650 18% 18% 19% 18% 16% 17% 19% 19% 19% 18% 18% 18% 18% 17% 18% 0% 20% 40% 60% 80% 100% Car Light Truck Utility Other* 35% 40% 45% 0% 20% 40% 60% 80% 100% New Used 700 710 720 730 740

RETAIL SECURITIZATION
SECURITIZATION POOL PERFORMANCE



Loss Ratio
4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
0
5
10
15
20
25
30
35
40
45
50
55
60
Months
Pools > 2.0% cumulative losses: 2006-B, C
2007-A
2008-B, C
2002-A
2002-B
2002-C
2002-D
2003-A
2003-B
2004-A
2005-A
2005-B
2005-C
2006-A
2006-B
2006-C
2007-A
2007-B
2008-A
2008-B
2008-C
2009-A
2009-B
2009-C
2009-D
2009-E
2010-A
2010-B
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B

Over 10 Years Of Consistent Performance Through Multiple Cycles

SLIDE R-6

RETAIL SECURITIZATION
TRANSACTION STRUCTURE



% of Initial Adjusted Pool Balance
Class A Notes ("AAA")
95.0%
Class B Notes ("AA")
3.0%
Class C Notes ("A")
2.0%
Class D Notes ("BBB")
2.0%
Reserve Account
0.5%
Excess Spread (per annum)
~4.0%
Initial Negative Overcollateralization
(2.0)%
Total Class A* Enhancement
~9.5%

- Consistent structure for more than 15 years
- Credit enhancements in our retail securitization programs are:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build target overcollateralization)
- Senior / subordinate, sequential pay structure

* FCAOT 2014-B: Class A Total Enhancement: 9.61%, comprised of 5.50% hard enhancement and 4.11% excess spread

SLIDE R-7

RETAIL SECURITIZATION

BREAK-EVEN ANALYSIS FOR CLASS A NOTES

Ford
Go Further


Break-Even for FCAOT 2014-A Compared With Historical Pool Losses
Illustration: Approximate Break-Even Cumulative Net Loss for 2014-A*
14%
12%
10%
8%
6%
4%
2%
0%
0
3
6
9
12
15
18
21
24
27
30
33
36
39
42
45
48
51
54
57
60
Period (Months)
02-A
02-B
02-C
02-D
03-A
03-B
04-A
05-A
05-B
05-C
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C
12-D
13-A
13-B
13-C
13-D
14-A
14-B

* S&P FCAOT 2014-A Pre-Sale Report

SLIDE R-8

ORIGINATION AND SERVICING STRATEGIES

ORIGINATE Support Ford Motor Company brands Build strong relationships with dealers Segment credit applicants and price for risk Use robust credit evaluation and verification process Ensure efficient use of capital Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund ORIGINATION STRATEGY

ORIGINATION TECHNOLOGY Ford Credit’s strategy is supported by a proprietary origination system Analyzes several factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications electronically to Ford Credit The system automatically obtains a credit report for the applicant and any co-applicant In the U.S., Ford Credit generally selects a credit bureau based upon its assessment of which credit bureau provides the most accurate and complete credit report for the applicant’s geographic area The system automatically completes compliance and other checks, including fraud alerts, ID variation or if the applicant is a current or former customer Ford Credit communicates credit decisions electronically to dealers ORIGINATION STRATEGY

ORIGINATION SCORING MODELS Ford Credit’s proprietary origination scoring models assess the creditworthiness of an applicant using a number of variables, including information from the credit application, the proposed contract terms, credit bureau data and other information, including: Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, financial stability and capacity to pay) Output of the origination scoring models is a proprietary risk rating referred to as Probability of Payment (POP) The origination scoring models build on the predictive power of credit bureau and credit application data Internal studies show that POP is more effective than credit bureau data alone Ford Credit classifies offerings into various categories that determine which origination scoring model is used Scoring model categories include: Customer (individual, business entity) Credit bureau data Financing product (retail, lease) Vehicle (new, used) ORIGINATION STRATEGY

 Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Origination scoring model performance review Global Scorecard Cycle Plan Committee review In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: Uniformly changing the overall credit score Modifying the weighting of selected variables ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE Scoring Models Launch Date Consumer December 2013 Commercial November 2011 Commercial Line of Credit May 2012 ORIGINATION STRATEGY

PURCHASING GUIDELINES AND CONTROL PROCESSES Ford Credit has origination policies and procedures that leverage technology to ensure consistent credit decisions Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts Risk factor guidelines provide a framework for credit application evaluation criteria including loan-to-value and payment-to-income Procedures are established for verification of income, employment and residency Purchase quality guidelines are used to manage the overall quality of the portfolio Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing standards Quarterly Risk Management portfolio performance analysis These Capabilities Enable Early Detection Of Portfolio Performance ORIGINATION STRATEGY

SERVICE Ford Credit has a world-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs Customer and dealer satisfaction are critical Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund SERVICING STRATEGY

Auto-Dialer Account Status Changes Call Results / Campaign Statistics Establish “Best-Time-To-Call Strategy” Roll Out “Strategy” In Small Increments Receivables System Early Stage Late Stage Two-way Feedback Loop Behavior Scoring Model Behavior Scoring Model All Accounts Assigned Probability Of Default On Due Date Identify Accounts to Call AUTO-DIALER SERVICING STRATEGY

BEHAVIOR SCORING MODELS Ford Credit’s proprietary behavior scoring models assess the risk of a customer defaulting using a number of variables, including origination characteristics, customer history, payment patterns and updated credit bureau data Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD) Contracts are scored monthly on their due date to get an updated POD Ford Credit’s behavior scoring models differ based on contract characteristics and performance Before a behavior scoring model is applied, Ford Credit classifies each customer account to determine which model is used Scoring model categories include: Financing product (retail, lease) Customer (individual, business entity) Delinquency level (current, due date delinquent, 30 days past due) SERVICING STRATEGY

BEHAVIOR SCORING MODELS DEVELOPMENT AND MAINTENANCE Scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term Ford Credit regularly monitors the behavior scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Behavior scoring model performance review Global Scorecard Cycle Plan Committee review Scoring models are redeveloped as predictive measures change or as new data attributes become available Scoring Models Launch Date Consumer September 2013 Commercial January 2013 SERVICING STRATEGY

RISK SEGMENTATION Segmentation allows the matching of the account risk with the appropriate collection strategy POD is the primary driver in determining risk segmentation Segmentation establishes: Assignment issuance timing Follow-up intensity Assignment transfers from an early stage delinquency to a late stage delinquency strategy Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time HIGH RISK LOW RISK ASSIGNMENT TIMING FOLLOW-UP INTENSITY MOVE TO LATE STAGE COLLECTIONS LATER LOWER LATER EARLIER HIGHER EARLIER SERVICING STRATEGY

RETAIL APPENDIX

Weighted Average FICO® – 37 Transactions From 2002 To 2014 Historical Cumulative Loss – 37 Transactions From 2002 To 2014 Memo: FICO® less than 650 since 2008 20% 21% 22% 23% 22% 20% 18% 18% 18% 19% 18% 16% 17% 19% 19% 19% 18% 18% 18% 18% 17% 18% Ford Credit’s U.S. retail auto receivables are ideally suited for securitization, including a revolving term ABS structure Consistent origination and servicing practices Consistent collateral composition Consistent loss performance FORD CREDIT’S U.S. RETAIL AUTO RECEIVABLES RETAIL SECURITIZATION Month APPENDIX R-1 650 670 690 710 730 750 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 4.0% 0 5 10 15 20 25 30 35 40 45 50 55 60

COLLATERAL COMPARISON – RECENT TRANSACTIONS Retail securitization collateral characteristics are consistent across Ford Credit’s recent U.S. public retail ABS transactions RETAIL SECURITIZATION APPENDIX R-2 Initial Pool Balance $1,648,176,733 $1,646,197,310 $1,526,999,131 Number of Receivables 81,628 72,484 67,609 Average Principal Balance $20,191 $22,711 $22,586 Wt. Ave. APR 4.02% 4.23% 4.29% Wt. Ave. Original Term 63.1 months 62.7 months 62.6 months Wt. Ave. Remaining Term 52.2 months 55.3 months 55.3 months Wt. Ave. Seasoning 10.9 months 7.3 months 7.3 months % Original Term > 60 months 42.82% 40.99% 41.37% Wt. Ave FICO ® Score 726 728 726 % New 88.78% 88.27% 87.37% % Car 22.32% % Light Truck 50.50% % Utility 26.59% 26.11% 25.86% % Others 1.07% 1.19% 1.32% Top 3 States 15.66% - Texas 16.56% - Texas 16.28% - Texas 8.61% - California 8.26% - California 7.86% - California 6.44% - Florida 6.30% - Florida 6.04% - Florida FORDO 2013-D 21.56% 51.14% 24.31% 48.03% Term FORDO 2014-B FORDO 2014-A

Total Ford Credit Retail Receivables Portfolio Net Losses as % of Average Portfolio Outstanding* * Portfolio net losses: Net losses of the portfolio as a percentage of average portfolio outstanding (see Servicer – Delinquency, Repossession and Credit Loss Experience section of the Prospectus Supplement) NET LOSSES TO RECEIVABLES RATIO RETAIL SECURITIZATION APPENDIX R-3 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 4.0% 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 Mar 2014 YTD